ICAP FUNDS, INC.

      Supplement to IRA Disclosure Statement and

                  Custodial Agreement


     On January 1, 1997, new IRA legislation became effective. The following supplements and revises were appropriate your Disclosure Statement. Please keep this Supplement with your Disclosure Statement for future reference.

                     Spousal IRAs

     If your spouse is employed, he or she can establish his or her own IRA subject to the same rules as are applicable to your IRA. If you file a joint return with a spouse who either has no compensation for the taxable year or elects to be treated as having none, the maximum contribution amount is the lesser of $4,000 or 100% of the total compensation of you and your spouse for the year. In such case the amount contributed can be divided between your IRA and the spousal IRA in any manner you desire, provided that no more than $2,000 can be contributed to either IRA. No contributions may be made to a spousal IRA during or after the year in which he or she reaches age 70-1/2.
However, if you are ineligible to make contributions to your own IRA because of age, you may (if you have sufficient compensation) nevertheless make contributions of up to $2,000 to an IRA for your non-earning spouse if he or she has not reached age 70-1/2.

           Simplified Employee Pension Plan

     An IRA may also be used in connection with a SEP plan established by your employer (or by you if you are self-employed). Under a SEP plan, your employer may make a contribution to your IRA, and an IRA for all other employees, of up to 15% of compensation (limited to $160,000) or $30,000, whichever is less. It is your responsibility and that of your employer to see that contributions are made under and in accordance with a valid SEP plan.

      Savings Incentive Match Plan for Employees of Small Employers ("SIMPLE")


     An IRA may also be used in connection with a SIMPLE plan established by your employer (or by you if you are self-employed). Under a SIMPLE plan, you may elect to have your employer make salary reduction contributions of up to $6,000 per year to your SIMPLE
IRA. The $6,000 limit applies for 1997 and is adjusted periodically for cost of living increases. In addition, your employer will contribute certain amounts to your SIMPLE IRA, either as a matching contribution to those participants who make salary reduction contributions or as a non-elective contribution to all eligible participants whether or not making salary reduction contributions. A number of special rules apply to SIMPLE plans, including: (1) a SIMPLE plan generally is available only to employers with 100 or fewer employees; (2) contributions must be made on behalf of all employees of the employer (other than non resident aliens and bargaining unit employees) who satisfy certain minimum participation requirements; (3) contributions are made to a special SIMPLE IRA that is separate and apart from your other IRAs; (4) if you withdraw from your SIMPLE IRA during the two year period during which you first began participation in the SIMPLE plan, the early distribution excise tax (if otherwise applicable) is increased to 25%; and (5) during this two year period, any amount withdrawn may be rolled over tax-free only into another SIMPLE IRA
(and not to a "regular" IRA). It is your responsibility and that of your employer to see that contributions in excess of normal IRA limits are made under and in accordance with a valid SIMPLE plan.

                    Estate Taxation

     An excess retirement accumulation exists if, at the time of your death, the value of all your interests in qualified plans, tax-sheltered annuities and IRAs exceeds the present value of an annuity with annual payments of $160,000 (adjusted periodically for inflation) payable over your life expectancy immediately before your death.

            Withdrawals Prior to Age 59-1/2

     A withdrawal from your IRA before you reach age 59-
1/2 will not be subject to the penalty tax if it is made on account of your permanent and total disability, death, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution, to pay for medical expenses incurred by you, your spouse or your dependent to the extent that the medical expenses exceed 7.5% of your adjusted gross income, in certain situations, to pay for medical insurance premiums if you are unemployed, or if the distribution is a part of a series of substantially equal periodic payments (at least annually) made over your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your beneficiary.

              Excess Distribution Penalty

     This tax is suspended for distributions in 1997, 1998 and 1999.

                   Toll-Free Telephone Number

Effective January 1, 1997, the toll-free number of ICAP Funds, Inc. ("Company") has changed. The telephone number which prior
to January 1, 1997 was 1-800-645-2457, has changed to       1-888-
221-ICAP or 1-888-221-4227. Accordingly, on and after January 1, 1997, all inquiries regarding the Company, the ICAP Equity Portfolio, the ICAP Discretionary Equity Portfolio, shareholder accounts and telephone transactions, may be directed to the Company at this new telephone number.